AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 15, 2000
                                                          REGISTRATION NO. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                            ------------------------

                                    FORM S-6
                            ------------------------

                    FOR REGISTRATION UNDER THE SECURITIES ACT
                    OF 1933 OF SECURITIES OF UNIT INVESTMENT
                        TRUSTS REGISTERED ON FORM N-8B-2
                            ------------------------



A. EXACT NAME OF TRUST:


                              CORPORATE INCOME FUND
                         PREFERRED SECURITIES PORTFOLIO
                                  SERIES 101
                              DEFINED ASSET FUNDS



B. NAMES OF DEPOSITORS:



               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                            SALOMON SMITH BARNEY INC.
                            PAINEWEBBER INCORPORATED
                            DEAN WITTER REYNOLDS INC.




C. COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:




MERRILL LYNCH, PIERCE, FENNER & SMITH                SALOMON SMITH BARNEY INC.
             INCORPORATED                             388 GREENWICH STREET
    UNIT INVESTMENT TRUST DIVISION                          23RD FLOOR
            P.O. BOX 9051                              NEW YORK, N.Y. 10013
      PRINCETON, N.J. 08543-9051

  PAINEWEBBER INCORPORATED                          DEAN WITTER REYNOLDS INC.
 1285 AVENUE OF THE AMERICAS                         TWO WORLD TRADE CENTER
    NEW YORK, N.Y. 10019                                  59TH FLOOR
                                                       NEW YORK, N.Y. 10048


D. NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:


    TERESA KONCICK, ESQ.               DOUGLAS LOWE, ESQ.                  LEE B. SPENCER, JR.
       P.O. BOX 9051              130 LIBERTY STREET-29TH FLOOR            ONE NEW YORK PLAZA
 PRINCETON, N.J. 08543-9051           NEW YORK, N.Y. 10006                NEW YORK, N.Y. 10292

                                                                               COPIES TO:
       MICHAEL KOCHMANN                 ROBERT E. HOLLEY              PIERRE DE SAINT PHALLE, ESQ.
    388 GREENWICH STREET                1200 HARBOR BLVD.                 450 LEXINGTON AVENUE
    NEW YORK, N.Y. 10013              WEEHAWKEN, N.J. 07087               NEW YORK, N.Y. 10017



E. TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

              An indefinite number of Units of Beneficial Interest
             pursuant to Rule 24f-2 promulgated under the Investment
                        Company Act of 1940, as amended.


F. PROPOSED MAXIMUM OFFERING PRICE TO THE PUBLIC OF THE SECURITIES BEING
REGISTERED:

                                   Indefinite


G. AMOUNT OF FILING FEE: NOT APPLICABLE

H. APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

         As soon as practicable after the effective date of the registration statement.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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


                                    PART II

             ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

     A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

 I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to . the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filing indicated and made a part of this Registration Statement.


     Merrill Lynch, Pierce, Fenner & Smith Incorporated. . . . . . .    8-7221
     Salomon Smith Barney Inc.. . . . . . . . . . . . . . . . . . . .   8-8177
     Dean Witter Reynolds Inc.. . . . . . . . . . . . . . . . . . . .   8-14172
     PaineWebber Incorporated. . . . . . . . . . . . . . . . . . . .    8-16267

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

Merrill Lynch, Pierce, Fenner & Smith Incorporated. . . . . .  13-5674085
Prudential Securities Incorporated. . . . . . . . . . . . . .  22-2347336
Salomon Smith Barney Inc.. . . . . . . . . . . . . . . . . . . 13-1912900
Dean Witter Reynolds Inc.. . . . . . . . . . . . . . . . . . . 94-0899825
PaineWebber Incorporated. . . . . . . . . . . . . . . . . . .  13-2638166
The Bank of New York, Trustee. . . . . . . . . . . . . . . . . 13-4941102

                                  UNDERTAKING

The Sponsors undertake that they will not instruct the Trustee to accept from
(i) Asset Guaranty Reinsurance Company, Municipal Bond Investors Assurance Corporation or any other insurance company affiliated with a Sponsor, in settlement of any claim, less than an amount sufficient to pay any principal or interest (and, in the case of a taxability redemption, premium) then due on any Security in accordance with the municipal bond guaranty insurance policy attached to such Security or (ii) any affiliate of a Sponsor who has any obligation with respect to any Security, less than the full amount due pursuant to the obligation, unless such instructions have been approved by the Securities and Exchange Commission pursuant to Rule 17d-1 under the Investment Company Act of 1940.

                       CONTENTS OF REGISTRATION STATEMENT

The Registration Statement on Form S-6 comprises the following papers and documents:

  The facing sheet of Form S-6.

  The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Registration Statement of Defined Asset Funds, Municipal Insured Series, 1933 Act File No. 33-54565).

  The Prospectus.

  Additional Information not included in the Prospectus (Part II).

  The following exhibits:

1.1 -- Form of Trust Indenture (incorporated by reference to Exhibit 1.1 to the Registration Statement of Corporate Income Fund Intermediate Series 200, 1933 Act File No. 33-49975).

1.1.1-- Form of Standard Terms and Conditions of Trust Effective October 21,
        1993 (incorporated by reference to Exhibit 1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate Series-48, 1933 Act File No. 33-50247).

1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).

2.1  -- Form of Certificate of Beneficial Interest (included in Exhibit 1.1.1).

*3.1 -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their name under the headings "Taxes" and "Miscellaneous--Legal Opinion" in the Prospectus.

*4.1 -- Consent of the Evaluator.

5.1  -- Consent of Independent Accountants.

9.1 -- Information Supplement (incorporated by reference to Exhibit 9.1 to the Registration Statement of Corporate Income Fund, Intermediate Term Series 54, 1933 Act File No. 33-57973).

---------
* To be filed by amendment.

                                   SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 15TH DAY OF FEBRUARY, 2000.


             SIGNATURES APPEAR ON PAGES R-3, R-4, R-5, and R-6.

   A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

   A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

   A majority of the members of the Board of Directors of Prudential Securities Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

   A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                                   DEPOSITOR

By the following persons, who constitute a majority of       Powers of Attorney have been filed under
 the Board of Directors of Merrill Lynch, Pierce,             Form SE and the following 1933 Act File
 Fenner & Smith Incorporated:                                 Number: 33-70593


      GEORGE A. SCHIEREN
      JOHN L. STEFFENS



      By: J. DAVID MEGLEN
         (As authorized signatory for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)

                           SALOMON SMITH BARNEY INC.
                                   DEPOSITOR

By the following persons, who constitute a majority of      Powers of Attorney have been filed under the
the Board of Directors of Salomon Smith Barney Inc.:         following 1933 Act File Numbers:
                                                             333-63417 and 333-63033






      MICHAEL A. CARPENTER
      DERYCK C. MAUGHAN



      By: GINA LEMON
         (As authorized signatory for
         Salomon Smith Barney Inc. and
         Attorney-in-fact for the persons listed above)

                            PAINEWEBBER INCORPORATED
                                   DEPOSITOR

By the following persons, who constitute a majority of      Powers of Attorney have been filed under
the Executive Committee of the Board of                     Form SE and the following 1933 Act File
Directors of PaineWebber Incorporated:                       Number: 2-61279


      MARGO N. ALEXANDER
      TERRY L. ATKINSON
      BRIAN M. BAREFOOT
      STEVEN P. BAUM
      MICHAEL CULP
      REGINA A. DOLAN
      JOSEPH J. GRANO, JR.
      EDWARD M. KERSCHNER
      JAMES P. MacGILVRAY
      DONALD B. MARRON
      ROBERT H. SILVER
      MARK B. SUTTON



      By: ROBERT E. HOLLEY
         (As authorized signatory for
         PaineWebber Incorporated and
         Attorney-in-fact for the persons listed above)

                           DEAN WITTER REYNOLDS INC.
                                   DEPOSITOR

By the following persons, who constitute a majority of      Powers of Attorney have been filed under
 the Board of Directors of Dean Witter Reynolds Inc.:        Form SE and the following 1933 Act File
                                                             Numbers: 33-17085, 333-13039, 333-47533
                                                                      and 333-89005





      BRUCE F. ALONSO
      RICHARD M. DE MARTINI
      RAYMOND J. DROP
      JAMES F. HIGGINS
      JOHN J. MACK
      MITCHELL M. MERIN
      STEPHEN R. MILLER
      PHILIP J. PURCELL
      JOHN H. SCHAEFER
      THOMAS C. SCHNEIDER
      ALAN A. SCHRODER
      ROBERT G. SCOTT



      By: MICHAEL D. BROWNE
         (As authorized signatory for
         Dean Witter Reynolds Inc. and
         Attorney-in-fact for the persons listed above)